Core-Mark Appoints New Board Member

South San Francisco, California - January 25, 2019 - Core-Mark Holding Company, Inc. (Nasdaq: CORE), one of the largest marketers of fresh and broad-line supply solutions to the convenience retail industry in North America, announced today that it has appointed Rocky Dewbre to its Board of Directors. The size of Core-Mark's Board was increased from nine to ten members in connection with this new appointment.

“We are very pleased to have Rocky join our board,” said Randolph I. Thornton, Chairman of the Board of Core-Mark. “He brings a valuable and broad-based level of experience in the convenience store industry, a vast and current understanding of the retail landscape along with a proven record in strategic leadership.”

Dewbre, 53, is the Chief Executive Officer of Empire Petroleum Partners, LLC in Dallas, Texas, and served as a Board member for CST Brands, Inc. from 2016 until 2017 when it was acquired by Couche-Tard. Prior to joining CST Brands’ Board, Mr. Dewbre served as Executive Vice President at SUNOCO LP from 2014 to 2015. From 1999 until 2014 Mr. Dewbre served in a variety of leadership positions at Susser Holdings Corporation.

Mr. Dewbre has a B.B.A. from Texas Tech University in Accounting and Management Information Systems and an MBA from the University of Texas. He also completed the Authentic Leadership Development program at Harvard University.

About Core-Mark
Core-Mark is one of the largest marketers of fresh and broad-line supply solutions to the convenience retail industry in North America. Founded in 1888, Core-Mark offers a full range of products, marketing programs and technology solutions to approximately 44,000 customer locations in the U.S. and Canada through 32 distribution centers (excluding two distribution facilities the Company operates as a third party logistics provider). Core-Mark services traditional convenience retailers, grocers, drug, liquor and specialty stores, and other stores that carry convenience products. For more information, please visit www.core-mark.com.
Contact: Ms. Milton Gray Draper, Director of Investor Relations at 650-589-9445 x3027 or at mdraper@core-mark.com.